EXHIBIT 99.1

CHANGES TO THE COMPOSITION OF THE BOARD OF DIRECTORS OF CTC MEDIA

Moscow, Russia — June 3, 2011 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that a Meeting of its Board of Directors (“Meeting”), held today, appointed Dimitry Afanasiev and Angelo Codignoni as new Members of the Board of Directors of CTC Media, starting from June 3, 2011.

The new Members of the Board of Directors were appointed following the completion of the acquisition of the 25.1% stake in CTC Media by Telcrest Investments Limited (“Telcrest”) on June 1, 2011. Elena Grechina and Oleg Sysuev have stepped down from the Board of Directors. The Meeting also re-appointed Peter Aven as Co-Chairman of the Board of Directors, as Telcrest designee.

Peter Aven, Co-Chairman of CTC Media, commented: “On behalf of the Board of Directors, we are delighted to welcome Dimitry Afanasiev and Angelo Codignoni to the Board. I am also excited about the opportunity to continue my work with CTC Media as Co-Chairman. The new Board Members and I, as representatives of Telcrest, a new strategic shareholder, look forward to working with MTG as a key partner in creating additional value for the benefit of all of the Company’s shareholders.”

Hans-Holger Albrecht, Co-Chairman of CTC Media, commented: “I look forward to continue working as co-Chairman of the Board of CTC Media together with Peter Aven, and would like to welcome Dimitry Afanasiev and Angelo Codignoni as the representatives of our new partner on the Board of Directors. We are convinced that their backgrounds and experience will contribute to the continued growth and success of the Company going forward.”

Dimitry Afanasiev

Dimitry Afanasiev, 41, is a partner and Chairman of Egorov, Puginsky, Afanasiev & Partners, a leading Russian law firm with offices in Moscow, St. Petersburg and an associated office in London.  Mr. Afanasiev has over 15 years of experience in international business transactions, dispute resolution and public policy issues. Among his clients are the Russian Federation, multinational and Russian corporations, high-net-worth individuals and charitable organizations.  Mr. Afanasiev has served on the board of directors of several public companies, including, in 2009, Norilsk Nickel, a mining company based in Moscow, Russia and a foreign private issuer listed on the OTC Bulletin Board and, from 2006 to present, UC RUSAL, the world’s largest aluminum company based in Moscow, Russia and listed on the Hong Kong and Paris Stock Exchanges.  He is co-chairman of the CIS Leading Counsel Network, an association of the leading law firms from the republics comprising the Commonwealth of Independent States. Mr Afanasiev is a board member of Business Russia, a Russian national association of entrepreneurs, and a founding member of the Russian-American Business Council.  He is also active in the American Chamber of Commerce in Russia.

Angelo Codignoni

Angelo Codignoni, 63, most recently served as President and Chief Executive Officer of EUROSPORT SA, Europe’s largest sports television network, from 1996 until November 2006. He has approximately 30 years of experience in television, media and advertising, including experience in the creation and management of television networks in Europe and Asia. Mr. Codignoni currently serves on the boards of directors of several privately-held companies. He has also been awarded the Olympic Order by the Olympic Committee, was a founder of the Italian political party Forza Italia and served as its General Secretary from 1993 to 1994. Mr. Codignoni graduated from Universita Cattolica del Sacro Cuore in Milan, Italy, with a degree in economics.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV - as well as Channel 31 in Kazakhstan and TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Israel and Germany. CTC Media also owns two TV content production companies, Costafilm and Soho Media The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

About Telcrest Investments Limited

Telcrest is a newly formed company that is owned by Mediaset LLC, CJCS National Media Group, Abit Holdings Limited and OJSC Surgutneftegas, which are all affiliates of Bank Rossiya, and Itera Media Limited.

About Modern Times Group MTG AB

Modern Times Group is an international entertainment broadcasting group with the largest geographical broadcast footprint in Europe. MTG’s Viasat Broadcasting operates 28 free-TV channels in 11 countries and 38 pay-tv channels in 32 countries. The pay-tv channels are distributed on Viasat’s own satellite platforms in 9 countries, as well as on third party broadcast networks (including cable, satellite and IPTV) and over the open internet. These free-TV and pay-TV channels and pay-TV platforms attract a total of 125 million viewers in 33 countries. MTG is also the largest shareholder in Russia’s leading independent television broadcaster (CTC Media — Nasdaq: CTCM).

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For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova or

Irina Klimova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Victoria Bakaeva

Tel: +7 495 785 6347, ext. 1210

pr@ctcmedia.ru